Exhibit 10.6
Directors Compensation
Effective January 1, 2006, compensation for each non-employee director of the Company is as follows:

(i)	$15,000 in cash; and
(ii)	subject to stockholder approval of the Company’s Equity Compensation Plan, $15,000 in restricted stock to be issued under the Company’s Equity Compensation Plan; fifty percent of such restricted stock shall vest on each of the first two anniversaries of the date of grant.